                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                              HARSCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

[Harsco logo]

NOTICE OF
2001 MEETING
AND PROXY
STATEMENT

HARSCO CORPORATION

[Harsco Logo]

HARSCO CORPORATION
P.O. Box 8888
Camp Hill, Pennsylvania 17001-8888

March 21, 2001

To Our Stockholders:

You are cordially invited to attend the 2001 Annual Meeting of Stockholders of your Company, which will be held on Tuesday, April 24, 2001, beginning at 10 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania.

Information about the Annual Meeting, including a listing and discussion of the various matters on which you, as our stockholders, will act, may be found in the formal Notice of Annual Meeting of Stockholders and Proxy Statement which follow. We look forward to greeting as many of our stockholders as possible.

The Company is providing you with the opportunity to vote your shares by calling a toll-free number or via the Internet as explained in the instructions on your Proxy Card.

Whether you plan to attend the Annual Meeting or not, we urge you to fill in, sign, date and return the enclosed Proxy Card, in the postage-paid envelope provided, or vote by telephone or via the Internet, in order that as many shares as possible may be represented at the Annual Meeting. The vote of every stockholder is important and your cooperation in returning your executed Proxy promptly will be appreciated.

Sincerely,

/s/ Derek C. Hathaway
Derek C. Hathaway
Chairman, President and Chief
Executive Officer

HARSCO CORPORATION
P.O. Box 8888
Camp Hill, Pennsylvania 17001-8888

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Harsco Corporation will be held on Tuesday, April 24, 2001, at 10 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania to consider and act upon the following matters:

     1. Election of two Directors to serve until the 2004 Annual Meeting of Stockholders, and until their successors are elected and qualified;

     2. Approval of a proposed amendment to the 1995 Executive Incentive Compensation Plan authorizing use of economic value-added measures as a performance objective for annual incentive compensation and reapproval of related Plan terms;

     3. Approval of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2001; and

     4. Such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 6, 2001, as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. The polls will open at 9:30 a.m. on the date of the Annual Meeting and will close at approximately 10:15 a.m. Proxies will be accepted continuously from the time of mailing until the closing of the polls.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES, OR VOTE BY TELEPHONE OR VIA THE INTERNET, FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors,

/s/ Paul C. Coppock
Paul C. Coppock
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary
March 21, 2001

                                PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement has been prepared in connection with the solicitation by the Board of Directors of Harsco Corporation, a Delaware corporation (the "Company"), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company, to be held April 24, 2001, or at any adjournment or adjournments of the Annual Meeting.

     The record date for stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 6, 2001. On the record date, there were issued and outstanding 39,809,912 shares of the Company's common stock, $1.25 par value (the "common stock"). This figure does not include 26,506,479 shares reacquired and held by the Company as treasury stock which will not be voted. All such shares are one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Annual Meeting for each share registered in such holder's name. The presence, in person or by proxy, of a majority of the issued and outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Assuming that a quorum is present, the affirmative vote by the holders of a plurality of the shares cast at the Annual Meeting will be required to act on the election of directors. Assuming that a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of the Company entitled to vote present in person or by proxy, will be required with respect to a proposed amendment to the 1995 Executive Incentive Compensation Plan, the appointment of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year and on all other matters to come before the Annual Meeting.

     In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on a matter. Such circumstances exist when a stockholder is present but specifically abstains from voting on a matter or when shares are represented at the Annual Meeting by a proxy conferring authority to vote only on certain matters ("broker non-votes"). In conformity with Delaware law, abstentions and broker non-votes will not be treated as votes cast with respect to election of directors, and therefore will not affect the outcome of such matter. With respect to each other matter presented at the Annual Meeting, abstentions will be treated as negative votes on such matters, while broker non-votes will not be counted in determining the outcome.

     The shares of common stock represented by each properly executed proxy received by the Board of Directors will be voted at the Annual Meeting in accordance with the instructions specified therein. If no instructions are specified, such shares of common stock will be voted FOR the election of nominees for Directors, FOR the adoption of a proposed amendment to the 1995 Executive Incentive Compensation Plan and reapproval of related Plan terms and FOR the adoption of the appointment of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year. The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, or any adjournment of the Meeting, the persons voting the proxies will vote them in accordance with their best judgment. Any proxy may be revoked by notifying the Secretary of the Company in writing at any time prior to the voting of the proxy.

     The principal executive offices of the Company are located at 350 Poplar Church Road, Wormleysburg, Pennsylvania (mailing address: P.O. Box 8888, Camp Hill, Pennsylvania

17001-8888). This Proxy Statement and accompanying Notice of Meeting and Proxy Card are first being mailed to stockholders on or about March 21, 2001.

ELECTION OF DIRECTORS

     The Company currently has eight Directors, of whom two have a term of office which will expire at the 2001 Annual Meeting. The Company's By-laws authorize the Board of Directors to fix the number of Directors from time to time, provided that such number will not be less than five nor more than twelve. In accordance with the By-laws, the Board of Directors has fixed the number of Directors at seven as of the 2001 Annual Meeting.

     At the 1986 Annual Meeting of Stockholders, a classified Board was adopted and elected by the Company's stockholders. Under this system, the Board of Directors is divided into three classes. One class is elected each year for a three-year term. The class whose term will expire at the 2001 Annual Meeting of Stockholders consists of two Directors, one of whom, Mr. Scheiner, is a nominee and the other being Mr. Nation who is retiring from the Board effective with this Meeting date. In order to keep the three classes of Directors as nearly equal in number as practicable, Mr. Wilburn, who presently has a term expiring in 2002, has been nominated to stand for reelection this year to the class whose term will expire in 2004. The stockholders are asked to vote FOR Messrs. J. I. Scheiner and R. C. Wilburn, both of whom have been duly nominated by the Board of Directors, upon the recommendation of the Nominating Committee, to serve a term of office until the 2004 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. However, should either nominee become unavailable or prove unable to serve for any reason, Proxies will be voted for the election of such other person or persons as the Board of Directors may select to replace such nominee. No circumstance is presently known which would render either nominee named herein unavailable to serve.

     Each person named as a nominee for Director has advised the Company of the nominee's willingness to serve if elected. The information set forth below states the name of each nominee for Director and of each Director continuing in office, his or her age, a description of present and previous positions, the year in which he or she first became a Director of the Company, business experience, other directorships held and the Committees of the Board on which the individual serves.

BOARD COMMITTEES AND MEETING ATTENDANCE

     The Board of Directors met nine times during the fiscal year ended December 31, 2000. Each of the Directors of the Board attended at least 75% of the meetings of the Board and all Committees on which the Director served.

     The Nominating Committee recommends periodically to the Board prospective Director candidates in light of resignations, retirements, or other changes in the composition of the Board; proposes to the Board by January of each year a slate of Directors for submission to the stockholders at the Annual Meeting; and represents the Board in discussions with prospective Director candidates. The Nominating Committee met twice in 2000.

     The Management Development and Compensation Committee administers the Company's executive compensation policies and programs, advises the Board concerning election of officers and executive salaries, and reviews and consults with appropriate members of management with respect to organizational matters. Areas of responsibility include, but are not necessarily limited to, planning for management succession at the corporate and division level, particularly in senior executive ranks, recommending to the Board the annual base salary of corporate officers and division presidents, authorizing awards under the Company's 1995 Executive Incentive Compensation Plan and advising the Board regarding the institution or amendment of any incentive or contingent compensation plan applicable to officers of the Company. The Management Development and Compensation Committee met seven times in 2000. For additional information regarding the policies and mission of the Compensation Committee see the "Board Compensation Committee Report on Executive Compensation" which appears beginning on page 10 of this Proxy Statement.

     The Audit Committee meets with members of management, the independent accountants and internal auditors, reviews and approves the scope of audit and non-audit services, and considers the possible effect of non-audit services on the outside accountant's independence. The Committee reviews the results of the annual audit and any accounting or disclosure questions encountered in the course of the annual audit and reviews the adequacy of internal controls and other financial issues. The Committee provides a recommendation to the Board of Directors concerning inclusion of the audited financial statements in the Company's Annual Report on Form 10-K. The Chairman of the Committee or a member of the Committee designated by the Chairman meets quarterly with management and the independent accountants to review financial matters. The Audit Committee met three times in 2000.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee (the "Committee") of the Board of Directors is composed of four Directors each of whom is independent as defined by the rules of the New York Stock Exchange, and operates under a written charter that was originally adopted in 1992 and revised by the Board of Directors on August 24, 1999. The annual review of the charter was completed at a meeting of the Committee on September 25, 2000. The charter is included in this Proxy Statement as Appendix A.

     Management is responsible for the Company's internal controls and financial reporting processes. The independent accountants are responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee's responsibility is to monitor and oversee the process on behalf of the Board of Directors.

  Review of Consolidated Financial Statements

     The Committee has reviewed the Company's audited consolidated financial statements for the year ended December 31, 2000. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors including a discussion of the quality, not just the acceptability, of the accounting principles used by the Company and the reasonableness of significant judgments.

  Review and Discussions with Independent Accountants

     The Committee discussed with the Company's internal auditors and independent accountants the overall scope and plans for their respective audits. The Committee also discussed with the independent accountants any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended.

     The Committee has received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 concerning the accountant's independence from Harsco Corporation and its related entities, and has discussed with the independent auditors their independence from the Company and its management.

  Conclusion

     Based on the review and discussions referred to above, and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

     J.I. Scheiner, Chairman
     J.J. Jasinowski
     C.F. Scanlan
     J.P. Viviano

FEES BILLED BY THE ACCOUNTANTS FOR AUDIT AND NON-AUDIT SERVICES

     The following table sets forth the amount of audit fees, financial information systems design and implementation fees, and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, the Company's principal accountant for the year ended December 31, 2000.

                                                                  AMOUNT
                                                                ----------
Audit Fees(1)...............................................    $2,210,800
Financial Information Systems Design and Implementation
  Fees(2)...................................................    $       --
All Other Fees(3)...........................................    $1,192,062
Total Fees..................................................    $3,402,862

---------------
(1) Includes annual financial statement audit and limited quarterly review services.

(2) No such services were provided by PricewaterhouseCoopers LLP for the most recent fiscal year.

(3) Primarily represents services performed in connection with various acquisitions and income tax services other than those directly related to the audit of the income tax accrual.

     The Committee has considered the possible effect of non-audit services on the accountants' independence and approved the type of non-audit services to be rendered.

DIRECTORS' COMPENSATION

     Non-employee Directors ("Outside Directors") of the Company currently receive compensation of $28,500 per year plus $1,000 for participation at each meeting of the Board and $1,000 for each committee meeting. Outside Directors who are chairmen of the Audit and Nominating Committees receive additional compensation of $3,000 per year and the Chairman of the Management Development and Compensation Committee receives additional compensation of $4,000 per year. Certain Outside Directors also receive compensation for special assignments in their capacity as Director at the rate of $1,000 per day.

     Outside Directors are eligible to receive grants of nonqualified stock options. Individuals who are Outside Directors on the first business day of May of each year will automatically be granted on that date a nonqualified stock option to purchase 2,000 shares of the Company's common stock at a price equal to the market value on the date of grant. The Compensation Committee has no discretion as to the eligibility, exercise price or size of awards to Outside Directors. On May 1, 2000, the Company granted stock options in the amount of 2,000 shares each to the Outside Directors. The options permit the holders to purchase shares at the price of $29.3125 per share, exercisable in whole or in part commencing one year after the date of grant and expiring on April 30, 2010.

     The Company maintains a Deferred Compensation Plan for Non-Employee Directors ("Deferred Compensation Plan") which allows each Outside Director to elect to defer receipt of all or any portion of the director compensation until a future date selected by the Director. The Director elects to hold the accumulated deferred compensation in either an interest-bearing account or a Harsco phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom stock account are recorded as notional shares of the Company's common stock based upon the number of shares of common stock that compensation payable on a given date would have purchased at the market price of the stock on that date. Dividends that would be earned on the phantom shares are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash based upon the market price of the common stock on the date of payment. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control. Directors are also permitted to make early withdrawals of their deferred accounts subject to a 10% forfeiture.

     The Company had previously maintained a non-qualified pension plan for Directors but terminated that plan in 1996. Directors who are actively employed by the Company receive no additional compensation for serving as Directors and by policy, the Company does not pay consulting or professional service fees to Directors.

                      NOMINEES FOR TERMS EXPIRING IN 2004

                                                                                              DIRECTOR
                                                                                               OF THE
                                                    POSITION WITH THE COMPANY                 COMPANY
         NAME                 AGE                 AND PRIOR BUSINESS EXPERIENCE                SINCE
         ----                 ---                 -----------------------------               --------
                               56        President and Chief Operating Officer of               1995
[J. I. Scheiner photo]                   Benatec Associates, Inc. (architectural and
    J. I. Scheiner                       engineering consulting company) since 1991.
                                         Previously, he was President of Stoner
                                         Associates, Inc. and Vice President of Huth
                                         Engineers. Served as Secretary of Revenue for
                                         the Commonwealth Of Pennsylvania, and served as
                                         Deputy Secretary for Administration, Penn-
                                         sylvania Department of Transportation. He is a
                                         member of the Pennsylvania Chamber of Business
                                         and Industry Board.
                                         Chairman of the Audit Committee and member of
                                         the Executive Committee.

                               57        President of the Gettysburg National                   1986
[R. C. Wilburn photo]                    Battlefield Museum Foundation since 2000.
     R. C. Wilburn                       Former President and Chief Executive Officer of
                                         the Colonial Williamsburg Foundation (historic
                                         preservation and educational outreach
                                         organization) between 1992 and 1999. Other
                                         former positions include Distinguished Service
                                         Professor at Carnegie Mellon University;
                                         President of Carnegie Institute and Carnegie
                                         Library and Secretary of Education for the
                                         Commonwealth of Pennsylvania. He is a Director
                                         of Erie Indemnity Company, Erie Family Life,
                                         and CoManage.
                                         Vice Chairman of the Management Development and
                                         Compensation Committee; Member of the Nominat-
                                         ing Committee and Member of the Executive
                                         Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2002

                                                                                              DIRECTOR
                                                                                               OF THE
                                                    POSITION WITH THE COMPANY                 COMPANY
         NAME                 AGE                 AND PRIOR BUSINESS EXPERIENCE                SINCE
         ----                 ---                 -----------------------------               --------
                               53        Since 1996, President and Chief Executive              1998
[C. F. Scanlan photo]                    Officer of The Health Alliance of Pennsylvania
     C. F. Scanlan                       (representation and advocacy organization) and
                                         Executive Vice President and Chief Operating
                                         Officer since 1995. President and Chief
                                         Executive Officer of The Hospital and
                                         Healthsystem Association of Pennsylvania since
                                         1995. Chairman of the Board of PHICO Group (a
                                         medical malpractice insurance company) since
                                         1998. Director of Health Forum (knowledge
                                         transfer and e-commerce company), a subsidiary
                                         of American Hospital Association.
                                         Member of the Management Development and Com-
                                         pensation Committee and the Audit Committee.

                                                                                              DIRECTOR
                                                                                               OF THE
                                                    POSITION WITH THE COMPANY                 COMPANY
         NAME                 AGE                 AND PRIOR BUSINESS EXPERIENCE                SINCE
         ----                 ---                 -----------------------------               --------

                               57        Chairman of Sordoni Construction Services, Inc.        1988
[A. J. Sordoni, III                      (building construction and management services
photo]                                   company) and has been employed by that company
  A. J. Sordoni, III                     since 1967. Former Chairman and Director of
                                         C-TEC Corporation and Mercom, Inc.
                                         Chairman of the Nominating Committee; Member of
                                         the Management Development and Compensation
                                         Committee and the Executive Committee.

                               62        Retired Vice Chairman of Hershey Foods                 1999
[J. P. Viviano photo]                    Corporation. Was President and Chief Operating
     J. P. Viviano                       Officer of Hershey Foods Corporation from 1994
                                         to 1998 (confectionery and grocery products).
                                         Mr. Viviano is a director of Chesapeake
                                         Corporation, Huffy Corporation and R. J.
                                         Reynolds Tobacco Holdings, Inc.
                                         Member of the Audit Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2003

                                                                                              DIRECTOR
                                                                                               OF THE
                                                    POSITION WITH THE COMPANY                 COMPANY
NAME                          AGE                 AND PRIOR BUSINESS EXPERIENCE                SINCE
----                          ---                 -----------------------------               --------
                               56        Chairman, President and Chief Executive Officer        1991
 [D.C. Hathaway photo]                   since July 31, 2000 and also from April 1, 1994
    D. C. Hathaway                       to January 1, 1998. Was Chairman and Chief
                                         Executive Officer from January 1, 1998 to July
                                         31, 2000. Was President and Chief Executive
                                         Officer from January 1, 1994 to April 1, 1994.
                                         Was President and Chief Operating Officer of
                                         the Company from May 1, 1991 to January 1,
                                         1994. Held various executive positions with the
                                         Company between 1994 and 1984. Prior to 1984,
                                         was Chairman and Chief Executive Officer of
                                         Dartmouth Investments Limited in the United
                                         Kingdom which was acquired by the Company in
                                         1979.
                                         Chairman of the Executive Committee.

                               62        President of the National Association of               1999
[J. J. Jasinowski                        Manufacturers (business advocacy and policy
photo]                                   association) since 1990. Mr. Jasinowski is also
   J. J. Jasinowski                      an author and commentator on economic,
                                         industrial and governmental issues. Mr.
                                         Jasinowski is a director of Phoenix Home Life
                                         Insurance and serves on the advisory boards of
                                         several e-commerce companies.
                                         Member of the Audit Committee and Nominating
                                         Committee.

SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 6, 2001, information with respect to the beneficial ownership of the Company's outstanding voting securities, stock options and other stock equivalents by (a) each Director (b) the Company's Chief Executive Officer and the Company's five most highly compensated other executive officers including one who was no longer serving at the end of the year (the "Named Executives") and (c) all Directors and executive officers as a group. All of the Company's outstanding voting securities are common stock.

                                      NUMBER
                                        OF              NUMBER OF            NUMBER OF OTHER
NAME                                 SHARES(1)    EXERCISABLE OPTIONS(2)    STOCK EQUIVALENTS
----                                 ---------    ----------------------    -----------------
G. D. H. Butler....................       -0-             28,000                  40,000(5)
L. A. Campanaro(7).................    20,181             25,000                     -0-(5)
P. C. Coppock......................    52,275(3)         115,000                  42,120(5)
S. D. Fazzolari....................    10,207             84,000                  40,963(5)
D. C. Hathaway.....................   108,428            220,000                 181,828(5)
J. J. Jasinowski...................     1,200              4,000                   2,706(6)
R. W. Kaplan.......................    17,506             96,222                  41,459(5)
C. F. Scanlan......................     1,500              6,000                     -0-
J. I. Scheiner.....................     3,526             12,000                   1,733(6)
A. J. Sordoni, III.................   105,500(4)          20,000                     -0-
J. P. Viviano......................     5,400              4,000                   2,730(6)
R. C. Wilburn......................     1,800             20,000                     -0-
All Directors and executive
  officers as a group. (13 persons
  in total, including those listed
  above)...........................   329,979            665,002                 361,539

---------------
(1) Includes, in the case of Messrs. Butler, Campanaro, Coppock, Fazzolari, Hathaway, Kaplan and all Directors and executive officers as a group, -0-shares, -0- shares, 10,464 shares, 7,843 shares, 22,868 shares, 11,045 shares and 54,334 shares, respectively, pursuant to the Company's Savings Plan in respect of which such persons have shared voting power.

(2) Represents all stock options exercisable within 60 days of March 6, 2001 awarded under the 1986 Stock Option Plan, the 1995 Executive Incentive Compensation Plan and the 1995 Non-Employee Directors' Stock Plan. Unexercised stock options have no voting power.

(3) Includes 18,480 shares owned by his wife as to which Mr. Coppock disclaims beneficial ownership.

(4) Includes 18,000 shares owned by his wife and children as to which Mr. Sordoni disclaims beneficial ownership.

(5) Includes stock options not exercisable within 60 days of March 6, 2001 and non-voting phantom shares held under the Supplemental Retirement Benefit Plan which will ultimately be paid out in cash based upon the value of shares of common stock at the time of the payout.

(6) Certain Directors have elected to defer a portion of their Directors' fees in the form of credits for non-voting phantom shares under the terms of the Company's Deferred Compensation Plan for Non-Employee Directors. These amounts will ultimately be paid out in cash based upon the value of the shares at the time of payout.

(7) Mr. Campanaro's employment and directorship with the Company terminated July 31, 2000.

     Except as otherwise stated, each individual has sole voting and investment power over the shares set forth opposite his name. As of March 6, 2001, none of the Directors and executive officers individually beneficially owned more than 1% of the Company's common stock, and the Directors and executive officers of the Company as a group beneficially owned approximately 2.5% of the Company's outstanding common stock.

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Based on information contained on Schedule 13G filings with the Securities and Exchange Commission with respect to beneficial ownership at December 31, 2000, as of March 6, 2001, except as set forth below, no person or group was known by the Board of Directors to own beneficially more than 5% of the outstanding voting securities of the Company.

                                  NAME                         AMOUNT
                               AND ADDRESS                  AND NATURE OF
TITLE OF                      OF BENEFICIAL                  BENEFICIAL               PERCENT
CLASS                            OWNERS                       OWNERSHIP               OF CLASS
--------                  ---------------------    -------------------------------    --------
Common Stock............  FMR Corp                 2,959,600                             7.4
                          82 Devonshire Street     Sole voting power for
                          Boston, MA 02109         none of the shares and
                                                   sole dispositive power
                                                   for 2,959,600 shares
Common Stock............  Capital Research and     2,947,700                             7.4
                          Management Company(1)    Sole voting power for
                          333 South Hope Street    none of the shares and sole
                          Los Angeles, CA          dispositive power for 2,947,700
                          90071 and                shares

---------------
(1) Manages American Mutual Fund, Inc., 333 South Hope Street, Los Angeles, CA 90071 which holds 2,025,000 of the 2,947,700 shares and has sole voting power for 2,025,000 of the shares and sole dispositive power for none of the shares.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Management Development and Compensation Committee ("Compensation Committee"), a Committee of the Board of Directors composed of the non-employee Directors listed below this Report. The Company considers all of the members of the Compensation Committee to be independent and none of these Directors have any interlocking or other relationships with the Company that are subject to disclosure under the Securities and Exchange Commission rules relating to proxy statements. All decisions of the Compensation Committee relating to the salaries and grade levels of the Company's Executive Officers are approved by the full Board.

     Set forth below is a report prepared by the members of the Compensation Committee whose names appear below this report, addressing the Company's compensation policies for 2000 as they affected the Company's executive officers, including the Named Executives.

EXECUTIVE OFFICER COMPENSATION POLICIES

     The Compensation Committee's executive compensation policies are designed to:

     - Provide incentives for achievement of the Company's annual and long-term performance goals;

     - Reinforce the common interest of management and the stockholders in enhancing shareholder value;

     - Reward individual initiative and achievement;

     - Provide levels of compensation that are fair, reasonable and competitive with comparable industrial companies; and

     - Attract and retain qualified executives who are critical to the Company's long-term success.

     At the 1995 Annual Meeting of Stockholders, the Board of Directors proposed, and the stockholders overwhelmingly approved the 1995 Executive Incentive Compensation Plan which the Board believes has provided an improved basis for achieving these goals. The current compensation program is applicable to all corporate and divisional officers of the Company and is composed primarily of:

     - Salary based upon grade levels that reflect the degree of responsibility associated with the executive's position and the executive's past achievement;

     - Annual incentive compensation awarded under the 1995 Executive Incentive Compensation Plan, based upon achievement of specific goals established for the relevant business unit which are financial objectives (return on capital, earnings per share, cash flow provided by operations and sales) and for divisional officers, various strategic goals;

     - Stock option grants under the 1995 Executive Incentive Compensation Plan made annually by the Compensation Committee on the basis of the Committee's evaluation of each unit's strategic performance and the contribution of the executive, at its discretion with exercise prices equal to the market price at the date of grant; and

     - Various retirement and other benefits commonly found in similar companies.

     The Compensation Committee believes that the Company benefits from a broad based executive compensation program that extends the program's incentives to approximately 40 division officers in addition to the six executive officers and one other corporate officer. However, as an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity should be based on performance incentives and a lesser portion on salary, causing greater variability in the individual's total compensation from year to year. This is achieved under the Company's current 1995 Executive Incentive Compensation Plan by using the executive's numeric grade level and annual salary as multipliers along with the proportion of target achievement when computing annual incentive compensation awards.

     The Compensation Committee also believes that as executives rise to positions that can have a greater impact on the Company's performance, the compensation program should place more emphasis on the value of the common stock. This objective is met by granting stock options for the Company's common stock. The quantity of stock options granted to an individual in any year is based upon the executive's grade level and the strategic performance of the executive and the executive's business unit. The Company has not reset the exercise price on any existing stock options in the past, and as a matter of sound compensation policy, does not foresee doing so in the future.

     Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation for individuals in excess of $1 million per year paid by publicly traded corporations to the chief executive officer and the four other executives named in the compensation table of the Proxy Statement. The Company has determined that given the rates of compensation currently in effect and the exemption under Internal Revenue Service regulations applicable to income derived from stock options granted under the Harsco 1986 Stock Option Plan or the 1995 Executive Incentive Compensation Plan, and the exemption applicable to the performance based incentive compensation bonuses under the 1995 Executive Incentive Compensation Plan, the Company should not be exposed to any nondeductibility of executive compensation expense under Section 162(m) in the 2000 tax year. In 1995, the Company obtained stockholder approval of the 1995 Executive Incentive Compensation Plan, which was designed to preserve the deductibility to the extent possible, of executive compensation resulting from performance based awards under that Plan. The Company obtained renewal of that approval by the stockholders in 1998 and is requesting the stockholders' approval again for the April 2001 Meeting.

RELATIONSHIP OF PERFORMANCE TO COMPENSATION

     The Company currently ties executive pay to corporate performance primarily through the 1995 Executive Incentive Compensation Plan awards that are based upon achievement of objectives adopted by the Compensation Committee, and stock option grants which only provide realizable compensation through increases in the stock price.

  Incentive Compensation Plan

     The opportunity for the six executive officers and one other corporate officer to earn compensation under the terms of the 1995 Executive Incentive Compensation Plan in effect for 2000 was dependent upon meeting the four equally weighted financial objectives for the Corporation established by the Compensation Committee prior to the beginning of the plan year. For divisional officers, the award is based on achievement of the business unit's four financial objectives established by the Compensation Committee prior to the beginning of the year. The goals for 2000 were based upon return on capital, earnings per share, cash flow provided by operations, and sales.

     No award will be made for achievement of only the minimum performance level, but awards will begin to be earned as performance in each of the designated objective categories rises above the minimum. Achieving target levels of performance in all objectives results in an award that is 67% of the award for achieving the maximum level of performance against all objectives, and the award will continue to rise correspondingly as the achieved results approach the maximum objective performance levels set by the Compensation Committee.

     The Compensation Committee establishes minimum, target and maximum financial objectives for the corporate office and each division for that year, which will constitute 100% of the annual bonus criteria for the officers. The corporate officer financial objectives for minimum, target and maximum achievement are established based upon a consolidation of the financial goals for the operating divisions. Thus, the incentive compensation awards of the corporate officers are closely related to the overall performance of the divisions against their financial goals.

     The executive officers attained 80.3% of maximum achievement for the 2000 goals resulting in each of the executive officers earning 80.3% of the maximum annual incentive compensation for 2000.

  Stock Options

     As shown in the table that follows, the Compensation Committee granted stock options to the executive officers on January 24, 2000 under the 1995 Executive Incentive Compensation Plan with an exercise price of $29.00 per share, and an award on November 16, 2000 with an exercise price of $20.94, each of which was the market price on the date of grant. This Plan was approved by the stockholders in 1995 and is used to make grants to other corporate officers and key employees, division officers as well as the executive officers. The number of options granted to each officer is determined by grade level and the Committee's evaluation of the strategic performance of the individual and the individual's unit. Thus, the Chairman, President and Chief Executive Officer, Mr. Hathaway, who has the highest grade level, received the largest award. The absolute maximum stock option award as provided in the 1995 Plan is 150,000 shares for any single participant in a calendar year.

     The guidelines for the maximum annual number of options granted for each grade level were established in 1995 based upon a recommendation from Towers Perrin, a compensation consulting firm, and that firm's survey of the long-term incentive compensation practices of 130 major United States companies. In determining the January 24, 2000 grants, the Committee considered the number of options previously granted to participants under the 1986 Stock Option Plan and the 1995 Plan, and the increase in the aggregate number that would be outstanding upon approval of the 2000 grants.

  Salaries

     The Compensation Committee made its regular annual review of salaries of all corporate and division officers, including the Named Executives, at its November 15, 1999 Committee meeting, and recommended salary increases which the Board then approved for implementation on January 1, 2000.

     Each year, the Compensation Committee adjusts the salary of each executive officer based upon the available salary budget, the performance of each officer, comparison to survey data provided by a number of major consulting firms, comparison to other internal salaries and the Company's salary range structure for various grade levels. The salary range structure for various grade levels is also revised from time to time based upon industry survey data provided by a number of major consulting firms. Based on this information, the Committee, at its November 1997 meeting, approved a 3% increase in the salary range structure for all officer grade levels but made no further change prior to setting the officer salaries for 2000. The various industry compensation surveys considered by the Committee are generally broad based surveys of companies selected by the consulting firms which are not limited to the companies within the Dow Jones Industrial-Diversified Index referenced elsewhere in the Proxy Statement, though some of those companies may have been included in the surveys.

     In 1998, compensation consultant Towers Perrin prepared an analysis of competitive compensation levels and total direct compensation (defined as base salary, annual incentives and long-term incentives in the form of cash and stock option awards) for the Company's key executive positions. The analysis was based on competitive data from Towers Perrin 1998 Executive Compensation Data Bank for general industry companies with annual revenues between $1 and $3 billion. The salary increases effective January 1, 2000 were based upon that analysis, 1999 compensation survey information prepared by Towers Perrin, and a review of the performance of each officer. The salary for the Chief Executive Officer was substantially below the median in the Towers Perrin analysis even after the increase to $620,000 per annum which became effective January 1, 2000. The compensation for the other executive officers was also below the Towers Perrin medians for those positions.

     In preparation for future compensation adjustments, the Committee intends to periodically review similar detailed survey data. In general, the Committee strives to maintain total compensation packages which range from moderately below to moderately above the industry medians.

  Other Compensation

     The Company has certain other broad based employee benefit plans in which the executive officers participate on the same terms as non-executive employees, including health insurance, the Savings Plan and the term life insurance benefit equal to two times the individual's salary. In addition, the executive officers participate in the Supplemental Retirement Benefit Plan as described elsewhere in this Proxy Statement, which supplements both the qualified pension plan and the Company's 401(k) Savings Plan.

THE CHIEF EXECUTIVE OFFICER'S 2000 COMPENSATION

     The incentive plan cash, stock options, and salary awarded or paid to Mr. Hathaway with respect to 2000 are discussed in the Summary Compensation Table on page 16 in this Proxy Statement with respect to amounts, and in this Report with respect to the factors considered by the Compensation Committee. Of the total $1,516,520 in cash compensation paid to Mr. Hathaway for 2000 as reflected in the Summary Compensation Table, 59.12% was dependent upon achieving performance objectives under the 1995 Executive Incentive Compensation Plan. This is consistent with the Compensation Committee's view that those executives most able to affect the performance of the Company should have a significant portion of their potential total compensation opportunity at risk based upon Company performance. Those Company performance objectives are composed of financial objectives. The Compensation Committee believes that attainment of specific, measurable financial goals is an important determinant of total return to stockholders over the long-term and has the advantage of not being subject to period vagaries of the common stock price. However, the Compensation Committee also believes that the Chief Executive Officer and other officers should share in the gains or losses of common stock value experienced by the stockholders in order to reinforce the alignment of their respective interests. Therefore, the Compensation Committee utilizes stock option grants as an important component of compensation. The Compensation Committee believes that the combined effect of these compensation elements is to establish strong incentives to achieve results which will provide stockholders with the investment returns that they seek.

RECENT COMPENSATION STUDY AND REVISIONS TO OFFICER COMPENSATION STRUCTURE FOR
2001

     Last year, the Committee conducted an in-depth review of the Company's officer compensation structure with the assistance of compensation consultant, Towers Perrin. The study confirmed that while total cash compensation (salary plus target annual bonus) for the officer corps approximated the median of the comparative survey data, the Company's officer compensation scheme was structured to pay salaries that were generally below the median paid at comparable companies, and that the annual incentive compensation opportunity was higher. The study also indicated that long-term incentive compensation was below the median at the upper officer levels. These findings and the Company's experience in recent years led the Committee to conclude that the compensation budget could be deployed to more effectively achieve the goals of attracting, retaining, and motivating executives. The gap between the Company's base salaries and the industry median was making the compensation package clearly uncompetitive in many cases.

     In December 2000, the Committee resolved this problem by shifting a portion of the annual bonus opportunity into the officers' base salaries. This was achieved by amending the terms for the annual incentive compensation calculation to lower the bonus opportunity as a percentage of salary commencing with the 2001 plan year, and raising salaries effective January 1, 2001 to bring them more closely in line with competitive medians. Under the existing terms of the annual incentive compensation plan, target bonus opportunity was calculated under the following formula:

             .04 x grade level x salary = target bonus opportunity

     Beginning with the 2001 plan year, the .04 factor is lowered to .02 and the factor for maximum bonus opportunity is reduced from .06 to .03.

     At a meeting in January 2001, the Committee adjusted the Company's stock option award guidelines to more closely align long-term incentive compensation opportunity with the median levels indicated by the Towers Perrin survey data. The effect of these changes is to generally bring each of the three main components closer to the median compensation levels at other companies of similar size.

     In summary, the Committee believes that the current total compensation program achieves the objective of providing meaningful and appropriate rewards, recognizing both current performance contributions and the attainment of long-term strategic business goals of critical importance to the future growth of Harsco Corporation.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

     R. F. Nation, Chairman
     R. C. Wilburn, Vice Chairman
     C. F. Scanlan
     A. J. Sordoni, III

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                 SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the compensation awarded to, earned by or paid to the Named Executives for services rendered to the Company in all capacities during each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                 ANNUAL COMPENSATION       SECURITIES    ALL OTHER
NAME AND                                       ------------------------    UNDERLYING     COMPEN-
PRINCIPAL                                             SALARY     BONUS      OPTIONS       SATION
POSITION                                       YEAR     ($)       ($)        (#)(1)       ($)(2)
---------                                      ----   -------   -------   ------------   ---------
D. C. Hathaway(3)............................  2000   620,000   896,520     100,000       39,209
  Chairman, President &                        1999   560,000   686,952      50,000       98,275
  Chief Executive Officer                      1998   500,000   522,000      40,000       31,310

G. D. H. Butler(4)...........................  2000   223,808   303,193      10,000          -0-
  Senior Vice President -- Operations          1999   214,000   227,696      10,000       79,249
                                               1998   206,000   203,528       8,000          -0-

P. C. Coppock................................  2000   235,000   260,521      20,000       13,675
  Senior Vice President,                       1999   227,000   220,848      20,000       35,130
  Chief Administrative Officer,                1998   221,300   183,236      15,000       13,255
  General Counsel & Secretary

S. D. Fazzolari..............................  2000   235,000   260,521      20,000       13,033
  Senior Vice President, Chief                 1999   205,000   199,445      20,000       24,232
  Financial Officer & Treasurer                1998   180,000   149,040      20,000        8,233

R. W. Kaplan(5)..............................  2000   235,000   260,521      20,000       13,033
  Senior Vice President -- Operations          1999   205,000   199,445      20,000       26,259
                                               1998   187,200   155,002       9,000       10,056

L. A. Campanaro(3)...........................  2000   374,400   451,152      25,000       17,973
  President & Chief Operating Officer          1999   360,000   380,700      25,000       48,727
                                               1998   325,000   292,500      25,000       17,232

---------------
(1) Represents stock options granted in the respective years. The Company granted these options, relating to shares of its common stock, to certain employees, including executive officers, of the Company under its 1995 Executive Incentive Compensation Plan. The Company's Plan authorizes the Compensation Committee to grant stock options as well as stock appreciation rights to certain officers and employees who in the discretion of the Compensation Committee significantly impact upon the profitability of the Company. Options granted during a particular year are not exercisable for twelve months following the date of grant, unless a change in control of the Company occurs, nor are they exercisable ten years after the date of grant. The exercise price per share of options granted under the Plan was one hundred percent (100%) of the fair market value of common stock at the date of grant.

(2) For 2000, represents Company Savings Plan contributions and certain Supplemental Retirement Benefit Plan contributions made on behalf of the Named Executives. The

    Company maintains the Harsco Corporation Savings Plan which includes the "Salary Reduction" feature afforded by Section 401(k) of the Internal Revenue Code. Eligible employees may authorize the Company to contribute from 1% to 16% of their pre-tax compensation to the Savings Plan. The Company makes matching contributions for the purchase of common stock of the Company for the account of each participating employee equal to 50% of the first 1% to 6% of such employee's "Salary Reduction" contribution. Under the Supplemental Savings Benefit portion of the Supplemental Retirement Benefit Plan, if the IRS-imposed limitations on Section 401(k) Savings Plan contributions are reached by a Named Executive for a given year, so that he is unable to make the maximum 6% of pre-tax compensation "Salary Reduction" contribution that would be subject to the Company's matching contributions under the Savings Plan, the Company will make contributions on behalf of such Named Executive to the Supplemental Savings Benefit portion of the Supplemental Retirement Benefit Plan in an amount equal to the amount of the matching contributions that it would have made under the Savings Plan if the Executive could have contributed the full 6% of his pre-tax compensation, less the amount of matching contributions that the Company actually made for his benefit under the Savings Plan. Such Company contributions to the Supplemental Retirement Benefit portion of the Supplemental Retirement Benefit Plan are credited in the form of phantom shares based upon the value of common stock on the date of the Company's contributions. Dividends that would have been paid on common stock are credited as additional phantom shares, and all phantom shares will ultimately be paid out in cash based upon the value of shares of common stock at the time of payment.

(3) Mr. Hathaway's title was Chairman and Chief Executive Officer from January 1, 1998 to July 31, 2000. During that period, Mr. Campanaro served as President and Chief Operating Officer. Mr. Campanaro's employment with the Company terminated July 31, 2000 and Mr. Hathaway was appointed to the position of Chairman, President and Chief Executive Officer.

(4) Mr. Butler was elected Senior Vice President -- Operations effective September 26, 2000. Serves concurrently as President of the Heckett MultiServ -- East Division. Effective September 26, 2000, Mr. Butler was appointed to the additional position of President of the SGB Division. Mr. Butler's 2000 salary and bonus are designated in U.S. dollars at a conversion rate of $1.45 = L1.00, but he is paid in British pounds. His 1999 and 1998 salary and bonus are designated in U.S. dollars at a conversion rate of $1.50 = L1.00.

(5) Mr. Kaplan was elected Senior Vice President -- Operations effective July 1, 1998 and is concurrently President of the Harsco Gas & Fluid Control Group.

                                 STOCK OPTIONS

     The following table contains information concerning the number of stock options granted to each Named Executive under the Company's 1995 Executive Incentive Compensation Plan during the last fiscal year:

                             OPTION GRANTS IN 2000

                                                               INDIVIDUAL GRANTS
                                                       ----------------------------------
                                          NUMBER OF    % OF TOTAL
                                          SECURITIES    OPTIONS
                                          UNDERLYING   GRANTED TO   EXERCISE
                                           OPTIONS     EMPLOYEES    OR BASE                 GRANT DATE
                                           GRANTED     IN FISCAL     PRICE     EXPIRATION     PRESENT
                  NAME                      (#)(1)      YEAR(2)      ($/SH)       DATE      VALUE($)(3)
                  ----                    ----------   ----------   --------   ----------   -----------
D. C. Hathaway --.......................    50,000        9.5        29.00       1/23/10      368,500
  Chairman, President & Chief Executive     50,000        9.5        20.94      11/15/10      258,500
  Officer(4)
G. D. H. Butler --......................    10,000        1.9        29.00       1/23/10       73,700
  Senior Vice President -- Operations
P. C. Coppock --........................    20,000        3.8        29.00       1/23/10      147,400
  Senior Vice President, Chief
  Administrative
  Officer, General Counsel & Secretary
S. D. Fazzolari --......................    20,000        3.8        29.00       1/23/10      147,400
  Senior Vice President, Chief Financial
  Officer & Treasurer
R. W. Kaplan --.........................    20,000        3.8        29.00       1/23/10      147,400
  Senior Vice President -- Operations
L. A. Campanaro --......................    25,000        4.8        29.00       1/23/10      184,250
  President & Chief Operating Officer(4)

---------------
(1) The Company granted these options, for shares of its common stock, to certain employees, including executive officers, of the Company under its 1995 Executive Incentive Compensation Plan. The Company's 1995 Executive Incentive Compensation Plan author-izes the Compensation Committee to grant stock options to purchase common stock, as well as stock appreciation rights to certain officers and employees who in the discretion of the Compensation Committee significantly impact the profitability of the Company. Options granted during a particular year are not exercisable for twelve months following the date of grant, unless a change in control of the Company occurs, nor are they exercisable more than ten years after the grant. The exercise price per share of options granted under the 1995 Executive Incentive Compensation Plan was one hundred percent (100%) of the fair market value of common stock at the date of grant. There were no stock appreciation rights granted in 2000.

(2) Included in the 2000 grant total are 61,097 options granted to SGB officers and key employees in exchange for outstanding options for the purchase of SGB Group plc stock, as part of the Company's acquisition of SGB Group plc. These options are not a part of the 1995 Executive Incentive Compensation Plan or the 1995 Non-Employee Directors' Stock Plan.

(3) The fair value of the options granted during 2000 is estimated on the date of grant using the binomial option pricing model. This estimate has been developed for purposes of comparative disclosure and does not necessarily reflect the Company's view of the value of the option. The estimated value has been determined based upon the terms of the option grant, the common stock price performance history, the Company's experience that its options, on average, are exercised within four years of grant, a $0.94 dividend and a 5% rate of dividend increase. Options expiring in January 2010 are assumed to have stock volatility of 30% and a 6.51% risk-free interest rate. Options expiring in November 2010 are assumed to have expected stock volatility of 35% and a 5.78% risk-free interest rate.

(4) Mr. Campanaro's employment with the Company terminated July 31, 2000, and Mr. Hathaway was appointed to the position of Chairman, President and Chief Executive Officer.

                         OPTION EXERCISES AND HOLDINGS

     The following table sets forth information, with respect to the Named Executives, concerning the exercise of options during fiscal year 2000 and unexercised options at December 31, 2000:

                      AGGREGATED OPTION EXERCISES IN 2000
                         AND OPTION VALUES AT 12/31/00

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                  SHARES                 UNDERLYING UNEXERCISED             IN-THE-MONEY
                                 ACQUIRED                      OPTIONS AT                    OPTIONS AT
                                    ON       VALUE           12/31/00(#)(2)                12/31/00($)(3)
                                 EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                               (#)       ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             --------   --------   -----------   -------------   -----------   -------------
D. C. Hathaway --..............      -0-        -0-      170,000        100,000            -0-        234,250
  Chairman, President & Chief
  Executive Officer(4)
G. D. H. Butler --.............      -0-        -0-       18,000         10,000            -0-            -0-
  Senior Vice President --
  Operations
Paul C. Coppock --.............      -0-        -0-       95,000         20,000         78,750            -0-
  Senior Vice President, Chief
  Administrative Officer,
  General Counsel & Secretary
S. D. Fazzolari --.............      -0-        -0-       64,000         20,000         31,500            -0-
  Senior Vice President, Chief
  Financial Officer & Treasurer
R. W. Kaplan --................      -0-        -0-       76,222         20,000        124,027            -0-
  Senior Vice President --
  Operations
L. A. Campanaro --.............   32,757    117,612       25,000            -0-            -0-            -0-
  President & Chief Operating
  Officer(4)

---------------
(1) Represents the difference between the exercise price and the market price of common stock on the date of exercise.

(2) Options granted during a particular year are not exercisable for twelve months following the date of grant unless a change in control of the Company occurs.

(3) Represents the difference between the exercise price and the market price of common stock on December 31, 2000, multiplied by the number of in-the-money unexercised options contained in the respective category. Average market price at December 31, 2000 was $25.625 per share. Options are in-the-money when the market price of the underlying securities exceeds the exercise price.

(4) Mr. Campanaro's employment with the Company terminated July 31, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and certain of its officers to send reports of their ownership of Harsco Corporation stock and changes in ownership to the Company and the Securities and Exchange Commission (the "SEC"), The New York Stock Exchange, Inc. and The Pacific Exchange, Inc. SEC regulations also require the Company to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis.

                            STOCK PERFORMANCE GRAPH

     The following performance graph compares the yearly percentage change in the cumulative total stockholder return (assuming the reinvestment of dividends) on the Company's common stock against the cumulative total return of the Standard & Poor's MidCap 400 Index and the Dow Jones Industrial-Diversified Index for the past five years. The graph assumes an initial investment of $100 on December 31, 1995 in the Company's common stock or in the underlying securities which comprise each of those market indices. The information contained in the graph is not necessarily indicative of future Company performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          AMONG HARSCO CORPORATION, S&P MIDCAP 400 INDEX AND DOW JONES
                       INDUSTRIAL-DIVERSIFIED INDEX(1)(2)
                         FISCAL YEAR ENDING DECEMBER 31

                                                                                                          DOW JONES INDUSTRIAL-
                                                   HARSCO CORPORATION         S&P MIDCAP 400 INDEX             DIVERSIFIED
                                                   ------------------         --------------------        ---------------------
1995                                                       100                         100                         100
1996                                                       121                         119                         135
1997                                                       155                         158                         192
1998                                                       112                         188                         246
1999                                                       120                         215                         334
2000                                                        96                         253                         337

---------------

(1) Peer companies included in the Dow Jones Industrial-Diversified Index are:
    Albany International Corp., The Black & Decker Corp., Briggs & Stratton Corp., Capstone Turbine Corp., Carlisle Companies Inc., Cooper Industries Inc., Crane Company Inc., Dover Corporation, Eaton Corp., Emerson Electric Co., Flowserve Corp., FMC Corporation, General Electric Co., Honeywell International Inc., Illinois Tool Works, Inc., Ingersoll-Rand Company, Ionics Inc., ITT Industries Inc., Kaydon Corp., Kennametal Inc., Minnesota Mining & Manufacturing Co., Mueller Industries Inc., Parker Hannifin Corporation, Pentair Inc., PPG Industries Inc., Rockwell International Corp., Roper Industries Inc., Scott Technologies Inc., The Shaw Group Inc., Snap-On Inc., Stanley Works, Textron Inc., The Timken Company, Tyco International Ltd., Watt Industries Inc. and Wolverine Tube Inc.

(2) In February 2000, Dow Jones restructured its industry classification system. The net result of this change is that all US indexes will show differences when compared to the prior index series.

RETIREMENT PLANS

     The Company provides retirement benefits for each officer under the Supplemental Retirement Benefit Plan ("Supplemental Plan"). All executive officers are covered by the Supplemental Plan excepting G.D.H. Butler who is covered by the U.K. pension plan described below. The Supplemental Plan replaces the 401(k) Company match lost due to government limitations on such contributions. The replacement is in the form of phantom shares as more fully described in footnote 2 on page 16. All U.S. executive officers are also covered by the qualified pension plan. Each plan is a defined benefit plan providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are reduced. The Supplemental Plan also provides for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The Supplemental Plan provides for a preretirement death benefit payable in a monthly benefit to a beneficiary designated by the participant for participants who die after qualifying for benefits. The Supplemental Plan also includes provisions which fully vest participants upon termination of employment following a "change in control" of the Company as defined in the Supplemental Plan.

     Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the Supplemental Plan is equal to a total of .8% of final average compensation up to the "Social Security Covered Compensation" as defined in the Supplemental Plan plus 1.6% of the final average compensation in excess of the "Social Security Covered Compensation" multiplied by up to 33 years of service, reduced by the benefits under the qualified plan. Final average compensation is defined as the aggregate compensation (base salary plus nondiscretionary incentive compensation) for the 60 highest consecutive out of the last 120 months prior to date of retirement or termination of employment for any reason prior to normal retirement date.

     The following table shows estimated total annual pension benefits payable to the U. S. executive officers of the Company under the qualified pension plan and the Supplemental Plan, including the Named Executives upon retirement at age 65, in various remuneration and year-of-service classifications, assuming the total pension benefit was payable as a straight life annuity guaranteed for ten years and retirement took place on January 1, 2001.

                     PENSION PLAN TABLE -- U. S. EXECUTIVES

                                                   YEARS OF SERVICE
                            --------------------------------------------------------------
REMUNERATION(1)               10         15         20         25         30         35*
---------------             -------    -------    -------    -------    -------    -------
  300,000.................   45,023     67,535     90,046    112,558    135,069    148,576
  400,000.................   61,023     91,535    122,046    152,558    183,069    201,376
  500,000.................   77,023    115,535    154,046    192,558    231,069    254,176
  600,000.................   93,023    139,535    186,046    232,558    279,069    306,976
  700,000.................  109,023    163,535    218,046    272,558    327,069    359,776
  800,000.................  125,023    187,535    250,046    312,558    375,069    412,576
  900,000.................  141,023    211,535    282,046    352,558    423,069    465,376
1,000,000.................  157,023    235,535    314,046    392,558    471,069    518,176
1,100,000.................  173,023    259,535    346,046    432,558    519,069    570,976
1,200,000.................  189,023    283,535    378,046    472,558    567,069    623,776
1,300,000.................  205,203    307,535    410,046    512,558    615,069    676,576
1,400,000.................  221,023    331,535    442,046    552,558    663,069    729,376

---------------
 *  The Supplemental Plan has a 33 year service maximum.

(1) Final average compensation for the U.S. Named Executives as of the end of the last calendar year is: Mr. Hathaway: $1,150,351.20; Mr. Campanaro:
    $636,769.60; Mr. Coppock: $466,436.40; Mr. Fazzolari: $315,584.40; and Mr.
    Kaplan: $368,099.00. The estimated credited years of service for each Named Executive are as follows: Mr. Hathaway: 34.5 years; Mr. Campanaro: 20.0 years; Mr. Coppock: 19.5 years; Mr. Fazzolari: 20.5 years; and Mr. Kaplan:
    21.5 years.

     The Company does not provide retiree medical benefits to its executive officers.

     The following table shows estimated total annual pension benefits payable to the U.K. executive officer of the Company, Mr. Butler, for life, under the Harsco Pension Scheme, a qualified pension plan in the U.K., upon retirement at age 60, which is normal retirement age under the Scheme, in various remuneration and year-of-service classifications, assuming the total pension benefit was payable and retirement took place on January 1, 2001. The benefit would be paid in British pounds and all amounts in the table below are stated in U.S. dollars at a conversion rate of $1.4930 = L1.00. The Scheme provides that if the participant dies within five years after starting to receive a pension, a lump sum will be paid equal to the pension payments that would have been made during the remainder of the five year period. The annual pension benefit is based on the highest annual total of salary and bonus within the last five years (or the highest average amount of annual salary plus bonus received in any three consecutive scheme years within the last ten years, if higher) ("Final Pensionable Salary") and the years of service, subject to various deductions for service prior to April 6, 1989, and a statutory limitation of two thirds of the Final Pensionable Salary.

                      PENSION PLAN TABLE -- U.K. EXECUTIVE

                                                 YEARS OF SERVICE
                       --------------------------------------------------------------------
REMUNERATION(1)           10          15          20          25          30          35
---------------        --------    --------    --------    --------    --------    --------
  300,000............    54,990      82,500     109,980     137,490     165,000     198,000
  400,000............    73,320     110,000     146,640     183,320     220,000     264,000
  500,000............    91,650     137,500     183,300     229,150     275,000     330,000
  600,000............   109,980     165,000     219,960     274,980     330,000     396,000
  700,000............   128,310     192,500     256,620     320,810     385,000     462,000
  800,000............   146,640     220,000     293,280     366,640     440,000     528,000
  900,000............   164,970     247,500     329,940     412,470     495,000     594,000
1,000,000............   183,300     275,000     366,600     458,300     550,000     660,000

---------------
(1) Final Pensionable Salary for G.D.H. Butler as of the end of the last calendar year is $450,289. The estimated credited years of service for Mr. Butler is 31.5 years.

EMPLOYMENT AGREEMENTS WITH OFFICERS OF THE COMPANY

     On September 25, 1989, the Board of Directors authorized the Company to enter into employment agreements with certain officers, including Messrs. Hathaway, Coppock and Kaplan, and subsequently with Mr. Fazzolari (the "Agreements"). Pursuant to those authorizations, the Company entered into individual Agreements with the Named Executive Officers. The Agreements are designed as an inducement to retain the services of the officers and provide for continuity of management during the course of any threatened or attempted change in control of the Company. The Agreements are also intended to ensure that, if a possible change in control should arise and the officer should be involved in deliberations or negotiations in connection with the possible change in control, the officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in the best interests of the Company and its stockholders without concern for his position or financial well-being. Should a change in control occur, the Agreements provide for continuity of management following the change by imposing certain obligations of continued employment on the officers.

     Under the Agreements, the Company and the officers agree that in the event of a change in control, such officer will remain in the Company's employ for a period of three years from the date of the change in control (or to such officer's normal retirement date, if earlier), subject to such officer's right to resign during a thirty-day period commencing one year from the date of the change in control or for good reason, as defined in the Agreement. If such officer's employment terminates within three years after a change in control for any reason other than cause as defined in the Agreements, resignation without good reason as defined in the Agreements, or disability or death, such officer will be paid a lump sum amount equal to such officer's average annual gross income reported on Form W-2 for the most recent five taxable years prior to the change in control, multiplied by the lesser of 2.99 or the number of whole and fractional years left to such executive officer's normal retirement date, plus interest. The payment may be subject to reduction to avoid adverse tax consequences.

     For purposes of the Agreements, a "change in control" would be deemed to have occurred if (i) any person or group acquires 20% or more of the Company's issued and outstanding shares of common stock; (ii) the members of the Board as of the date of the Agreements (the "Incumbent Board") including any person subsequently becoming a Director whose election, or nomination for election by the Company's shareholders, was approved by a majority of the Directors then comprising the Incumbent Board, cease to constitute a majority of the Board of the Company as a result of the election of Board members pursuant to a contested election; (iii) the stockholders approve of a reorganization, merger or consolidation that results in the stockholders of the Company immediately prior to such reorganization, merger or consolidation owning less than 50% of the combined voting power of the Company; or (iv) the stockholders approve the liquidation or dissolution of the Company or the sale of all or substantially all of the Company's assets.

     If such provisions under the applicable Agreements had become operative on January 1, 2001, the Company would have been required to pay Messrs. Hathaway, Coppock, Fazzolari and Kaplan the following termination payments based on compensation information available at December 31, 2000: $3,478,472, $1,404,685, $945,672 and $1,107,809, respectively.

     On September 26, 1988, the Company entered into an agreement with Mr. Hathaway which provides that for purposes of calculating his retirement benefits, his years of service will be deemed to have commenced June 20, 1966.

APPROVAL OF THE AMENDMENT TO THE 1995 EXECUTIVE INCENTIVE COMPENSATION PLAN AND REAPPROVAL OF RELATED PLAN TERMS

  REASONS FOR AMENDMENT AND STOCKHOLDER APPROVAL

     As discussed above in the "Board Compensation Committee Report on Executive Compensation," the Company's 1995 Executive Incentive Compensation Plan, as amended (the "1995 Plan"), is an important means by which the Company ties the major part of executive officers' compensation to the performance of the Company. Performance-based compensation under the 1995 Plan for executive officers currently includes annual incentive awards, which when earned are paid out in cash, and long-term incentive awards in the form of options to purchase the Company's common stock. Over the past five years, such awards under the 1995 Plan have provided strong motivation to executives to achieve performance objectives set by the Compensation Committee, and have placed strong emphasis on the building of value for all stockholders.

     The Board of Directors has concluded that the 1995 Plan will be better able to fulfill its purposes in the future, if an amendment to the Plan adopted by the Board is approved by stockholders and certain related terms of the Plan are reapproved by stockholders. The amendment and such stockholder approval are intended to enable the Company to utilize economic value-added measures as performance criteria for determining annual incentive compensation awards, while maintaining the qualification of certain compensation under the 1995 Plan as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code (the "Tax Code"), so that the Company will be entitled to a tax deduction without any limitation under Section 162(m).

     Section 162(m) of the Tax Code, which became effective in 1994, limits a public company's tax deductions for compensation to the chief executive officer and the four other most highly compensated executive officers in a given year (the "Named Executives"). Under Section 162(m), the Company can claim deductions for a maximum of $1 million of compensation to such a Named Executive, except that compensation that qualifies as "performance-based" remains fully deductible without regard to the $1 million limit. Under regulations adopted by the Internal Revenue Service, compensation can qualify as "performance-based" if it is payable only upon achievement of pre-established performance objectives under a plan as to which stockholders have approved the terms of eligibility, the business criteria that are used in setting performance objectives, and limitations on the amount of compensation that may be earned by each Named Executive, and other requirements are met. In response to the new law, the Company developed the 1995 Plan in late 1994, and the Plan was approved by stockholders in April 1995.

     The Board of Directors believes that economic value-added measurements may provide a performance criteria that more closely links incentive pay to the creation of value for the Company's shareholders. Economic value-added is a measurement of the amount by which the Company's after tax profits, after certain adjustments, exceed the cost of capital employed by the Company. The use of economic value-added as a performance measurement for incentive compensation is designed to help managers in making decisions that lead to overall improvement in shareholder value, taking into account not only profits generated, but the economic cost of capital to generate the profits.

     The IRS regulations under Section 162(m) provide that stockholder approval is required of the general business criteria upon which performance objectives are based. In the case of annual incentive awards under the 1995 Plan, the Compensation Committee may set performance goals based upon annual return on capital, annual earnings per share, annual cash flow provided by operations, annual sales, and strategic business criteria such as specified sales, market penetration, geographic business expansion goals, cost targets, safety goals, goals relating to acquisitions or divestitures, research and development and product development. The Compensation Committee and the Board believe that the 1995 Plan should be amended to reduce the required minimum number of business criteria from two to one and that economic value-added measures should be added as a possible business criteria selection for the Compensation Committee in order to facilitate the further alignment of executive compensation with the interests of the shareholders. Since stockholder approval of general business criteria qualifies annual incentive awards for a period of approximately five years, stockholders are being requested to reapprove these terms of the 1995 Plan, which currently expire in 2003. If reapproved, the annual incentive awards will meet the stockholder approval requirements under
Section 162(m) until 2006. Stockholder approval of the performance goal inherent in stock options and SARs (increases in the market price of stock) is not subject to a time limit under Section 162(m), therefore, the performance goal relating to such awards is not subject to reapproval.

  TEXT OF AMENDMENT

     The amendment to the 1995 Plan adopted by the Board and to be voted upon by stockholders revises Section 6(h)(iii) of the Plan as follows (added language underscored, deleted language overstruck):

     (iii) Performance Objectives and Amounts Payable. The performance objectives relating to an Annual Incentive Award shall consist of (A) [two] (one) or more business criteria, (B) minimum, targeted, and maximum levels of performance with respect to each such business criteria, and (C) amounts payable upon achievement of such levels of performance and at other levels of performance between the specified minimum and maximum levels, as specified by the Committee subject to this Section 6(i). In the case of persons determined by the Committee to be covered employees, performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m) (4) (C) of the Code and regulations thereunder. Business criteria used by the Committee in establishing performance objectives shall be selected from among the following:

        (1) Annual return on capital;

        (2) Annual earnings per share;

        (3) Annual cash flow provided by operations;

        (4) Annual sales; [and/or]

          (5) Strategic business criteria, consisting of one or more objectives based on meeting specified sales, market penetration, geographic business expansion goals, cost targets, safety goals, goals relating to acquisitions or divestitures, research and development and product development goals; (and/or)

          (6) (Economic value-added measures.)

The full text of the 1995 Plan as currently in effect is included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which may be accessed through the SEC's "EDGAR Archives" at the SEC's Internet web site, http://www.sec.gov.

  DESCRIPTION OF THE 1995 PLAN

     The following is a brief description of the material features of the 1995 Plan. Such description is qualified in its entirety by reference to the full text of the 1995 Plan.

     General. The flexible terms of the 1995 Plan provide for grants of options and SARs, a variety of other stock-related awards, and annual incentive awards that will be settled in cash or restricted stock ("Awards"). The 1995 Plan is intended to provide flexible terms to permit the

----------------
[ ] = deleted language
( ) = added language

Compensation Committee (or other Board committee that may administer the 1995
Plan) (the "Committee") to enter into compensatory arrangements that promote the compensation goals and policies discussed above in the "Board Compensation Committee Report on Executive Compensation."

     Shares Subject to the 1995 Plan; Limitations and Adjustments. Under the 1995 Plan, a total of 4,000,000 shares of the Company's common stock ("Shares") were reserved for issuance to participants in connection with Awards, of which 2,332,130 shares are currently subject to outstanding Awards and 1,667,870 other shares remain available. THE AMENDMENT MAKES NO CHANGE IN THE NUMBER OF SHARES RESERVED OR AVAILABLE UNDER THE 1995 PLAN, and stockholders are not being asked to approve any increase in the number of shares reserved or available. Shares subject to a forfeited or expired Award or to an Award that is settled in cash or otherwise terminated without issuance of Shares to the participant again become available under these limitations, but Shares withheld by the Company to satisfy withholding tax obligations are treated as issued to the participant under the 1995 Plan. Shares issued under the 1995 Plan may be either newly issued Shares or treasury Shares. On March 6, 2001, the last reported sale price of Shares in New York Stock Exchange Composite Transactions was $27.99 per Share. The annual per-person limitations under the 1995 Plan are, in the case of annual incentive awards, $2,000,000 paid out in any one year and, in the case of stock options and SARs, 150,000 shares underlying awards granted in any one year subject to adjustment for stock splits and other corporate events.

     The Committee is authorized to adjust the number and kind of Shares subject to the aggregate Share limitations and annual limitations under the 1995 Plan and subject to outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or Share exchange, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the 1995 Plan. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to performance conditions relating to annual incentive awards must conform to the requirements of Code Section 162(m).

     Eligibility. Executive officers and other key employees of the Company and its subsidiaries, including any director or officer who is also an employee, are eligible to be granted Awards under the 1995 Plan. At present, approximately 300 persons would be considered to be eligible for Awards under the 1995 Plan.

     Administration. The 1995 Plan is administered by the Committee. Subject to the terms and conditions of the 1995 Plan, the Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of Shares to which Awards will relate, specify times at which Awards will be exercisable or settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 1995 Plan, and make all other determinations which may be necessary or advisable for the administration of the 1995 Plan. Nothing in the Plan precludes the Committee from time to time authorizing payment of any other compensation, including bonuses based on performance, to corporate and division officers, including the executive officers. The 1995 Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 1995 Plan.

     Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options which can result in potentially favorable tax treatment to the participant ("ISOs") and nonqualified stock options (i.e., options not qualifying as ISOs), and SARs entitling the participant to receive the excess of the fair market value of a Share on the date of exercise over the grant price of the SAR. The exercise price per Share subject to an option and the grant price of an SAR is determined by the Committee, but must not be less than the fair market value of a Share on the date of grant. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment is fixed by the Committee, except no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, Shares, outstanding Awards, or other property (possibly including notes or obligations to make payment on a deferred basis, such as through "cashless exercises") having a fair market value equal to the exercise price, as the Company may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee. SARs granted under the 1995 Plan may include "limited SARs" exercisable for a stated period of time following a "change in control" of the Company, as discussed below.

     Restricted and Deferred Stock. The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of Shares which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of the specified restricted period. The restricted period generally is established by the Committee, but restricted stock must be forfeitable for at least three years, in the event of voluntary termination of employment by the participant or involuntary termination by the Company for cause, if the grant or lapse of restrictions is not conditioned upon achievement of a performance objective. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, including the right to vote the Shares and to receive dividends thereon, unless otherwise determined by the Committee. An Award of deferred stock confers upon a participant the right to receive Shares at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment prior to the end of a specified restricted period (which restricted period need not extend for the entire duration of the deferral period). Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with Share ownership (although dividend equivalents may be granted, as discussed below).

     Annual Incentive Awards. The Committee is authorized to grant annual incentive awards, in the form of cash and/or restricted stock, upon achievement of preestablished performance objectives during a specified one-year period. As stated above, annual incentive awards granted to Named Executives are intended to constitute "performance-based compensation" not subject to the limitation on deductibility under Code Section 162(m). The Committee generally must establish the performance objectives, amounts payable, other terms of settlement, and all other terms of such Awards not later than the first quarter of the Company's fiscal year.

     The performance objectives to be achieved as a condition of settlement of annual incentive awards will consist of (i) two or more business criteria (one or more if the amendment is approved by the stockholders), (ii) minimum, targeted and maximum levels of performance with respect to each such business criteria, and (iii) amounts payable upon achievement of such levels of performance and at other levels of performance between the specified minimum and maximum levels. In the case of participants expected to be Named Executives, the business criteria used must be one or more of those specified in the 1995 Plan, which are discussed above, including economic value-added measures if approved by the stockholders, although for other participants the Committee may specify other business criteria. Subject to the requirements of the 1995 Plan, the Committee will determine other annual incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance (subject to per-person limits), and the extent to which such Awards will be settled in cash and in restricted stock.

     If restricted stock is granted in settlement of an annual incentive award in respect of a given performance year, 50% of such restricted stock shall have a restricted period ending not earlier than the end of the year following such performance year and 50% of such restricted stock shall have a restricted period ending not earlier than the end of the third year following such performance year. In the event of the participant's voluntary termination of employment or involuntary termination by the Company for "cause" prior to the end of the restricted period, such restricted stock will be forfeited.

     Dividend Equivalents. The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, Shares, other Awards, or other property equal in value to dividends paid on a specific number of Shares. Dividend equivalents may be granted on a free-standing basis or in connection with another Award, may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles specified by the Committee.

     Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Shares as a bonus free of restrictions or to grant Shares or other Awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

     Other Terms of Awards. Awards may be settled in cash, Shares, other Awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, Shares, or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the 1995 Plan. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any Shares or other property to be distributed will be withheld (or previously acquired Shares or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 1995 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except the Committee may permit transfers for estate planning purposes.

     Awards under the 1995 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in substitution for other Awards under the 1995 Plan, awards under other Company plans, or other rights to payment from the Company, and may grant Awards in addition to and in tandem with such other Awards, awards, or rights as well.

     Acceleration of Vesting. The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral periods of any Award (subject to certain limitations relating to restricted stock, discussed above), and such accelerated exercisability, lapse, and expiration shall occur automatically in the case of a "change in control" of the Company (including cash settlements of SARs and "limited SARs" which may be exercisable only in the event of a change in control). Subject to certain exceptions, the 1995 Plan defines a "change in control" as (i) any person becoming a beneficial owner of securities representing 20% or more of the outstanding voting power of the company's voting securities, (ii) members of the Board serving at the beginning of any two-year period, together with members first elected in such period with the approval of two-thirds of the original members and new members previously so approved, ceasing to constitute at least a majority of the Board, or (iii) a transaction occurring which would be required to be reported as a "change in control" under specified Securities and Exchange Commission disclosure rules.

     Amendment and Termination of the 1995 Plan. The Board of Directors may amend, alter, suspend, discontinue, or terminate the 1995 Plan or the Committee's authority to grant Awards without further stockholder approval, except stockholder approval must be obtained if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the Shares are then listed or quoted. Thus, stockholder approval, for example, will be required for any material increase in the number of Shares available for award to executive officers under the 1995 Plan, but will not necessarily be required for amendments which might increase the cost of the 1995 Plan or broaden eligibility. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the 1995 Plan will terminate at such time as no Shares remain available for issuance under the 1995 Plan and the Company has no further rights or obligations with respect to outstanding Awards under the 1995 Plan.

     Effect of Stockholder Approval on Awards. All Awards granted to date have been granted under the 1995 Plan as currently in effect, and therefore such Awards will be unaffected by the action of stockholders relating to the 1995 Plan at the 2001 Annual Meeting of Stockholders. Annual incentive awards and stock options granted with respect to the 1998-2000 period to the Named Executives as of December 31, 2000, are shown above in the Summary Compensation Table, and other information relating to such Awards is set forth in the "Board Compensation Committee Report on Executive Compensation" and under the caption "STOCK OPTIONS" above.

     The following table sets forth the maximum dollar value of annual incentive awards authorized under the 1995 Plan in respect of the 2000 performance year that may be awarded to the persons who were Named Executives and specified groups of executive officers and employees under the current terms of the Plan and the proposed revised terms. The Committee has established various performance objectives for 2001 for determination of such annual incentive awards. The terms of the annual incentive award authorization for 2001 are similar to those for 2000, as discussed above in the "Board Compensation Committee Report on Executive Compensation" except that the annual sales performance objective has been eliminated for 2001, reducing the number of performance criteria from four to three.

                             REVISED PLAN BENEFITS

                   1995 EXECUTIVE INCENTIVE COMPENSATION PLAN

                                                                                    PROPOSED
                                                         CURRENT PLAN:             AMENDMENT:
                                                      MAXIMUM DOLLAR VALUE    MAXIMUM DOLLAR VALUE
                                                      OF ANNUAL INCENTIVE     OF ANNUAL INCENTIVE
NAME AND POSITION                                       AWARDS FOR 2000*        AWARDS FOR 2000*
-----------------                                     --------------------    --------------------
D. C. Hathaway, Chairman, President and Chief
  Executive Officer.................................       $1,116,000              $1,116,000
G. D. H. Butler, Senior Vice
  President -- Operations...........................       $  308,855              $  308,855
P. C. Coppock, Senior Vice President, Chief
  Administrative Officer, General Counsel and
  Secretary.........................................       $  324,300              $  324,300
S. D. Fazzolari, Senior Vice President, Treasurer
  and Chief Financial Officer.......................       $  324,300              $  324,300
R. W. Kaplan, Senior Vice President -- Operations...       $  324,300              $  324,300
L. A. Campanaro, President and Chief Operating
  Officer...........................................       $  561,600              $  561,600

---------------
* Represents dollar value of payout in the event of achievement of performance objectives required for maximum payout. Achievement of targeted performance levels will result in payout of 67% of maximum dollar value, and performance that fails to meet minimum performance levels will result in no payout.

     In the event that stockholders do not approve the proposal relating to the 1995 Plan, annual incentive awards to Named Executives under the 1995 Plan will not be granted from and after the 2002 plan year to the extent necessary so that the vote of stockholders at the 2001 Annual Meeting meets the requirements of Treasury Regulation 1.162-27(e)(4).

     Federal Income Tax Implications of the 1995 Plan. The following is a brief description of the Federal income tax consequences generally arising with respect to Awards under the 1995 Plan.

     The grant of an option or SAR will create no tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable Shares acquired on the date of exercise, and upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable Shares received.

     Upon a disposition of Shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the Shares at the date of exercise of the ISO minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of Shares acquired upon the exercise of an option or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such Shares (generally, the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option or SAR).

     The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with options and SARs. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the Shares for the applicable ISO holding periods prior to disposition of the Shares.

     With respect to Awards granted under the 1995 Plan that may be settled either in cash or in Shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of Shares or other property received. Except as discussed below, the Company generally will be entitled to a deduction for the same amount. With respect to Awards involving Shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the Shares or other property received at the first time the Shares or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. Except as discussed below, the Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of Shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such Shares or other property he would not be entitled to any tax deduction, including as a capital loss, for the value of the Shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of the receipt of the Shares of other property.

     The foregoing discussion, which is general in nature, is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 1995 Plan. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 1995 Plan (such as payment of the exercise price of an option by surrender of previously acquired Shares). This discussion does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws. Accordingly, participants are urged to consult a tax advisor as to their individual circumstances.

     Section 162(m) of the Tax Code generally disallows the Company's tax deduction for compensation to Named Executives in excess of $1,000,000 each in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from this deductibility cap, and therefore remains fully deductible regardless of amount. As discussed above, the Company intends that options and SARs granted with an exercise price or grant price at least equal to 100% of fair market value of the underlying Shares at the date of grant, annual incentive awards to employees the Committee expects to be Named Executives at the time compensation is received under such Awards and restricted stock granted as a payout for such annual incentive awards qualify as such "performance-based compensation." A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 1995 Plan will be fully deductible under all circumstances. In addition, other Awards under the 1995 Plan, such as restricted stock not awarded in settlement of an annual incentive award and deferred stock and certain bonus stock, generally will not so qualify, so that compensation paid to Named Officer in connection with such Awards could be subject to Section 162(m)'s $1 million deductibility cap.

     Vote Required. Adoption of the proposal to approve the amendment to the 1995 Plan and reapproval of related 1995 Plan terms requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote on the subject matter at the Annual Meeting.

     The Board of Directors unanimously recommends that the stockholders vote FOR this proposal.

APPROVAL OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon recommendation of the Audit Committee, has designated PricewaterhouseCoopers LLP as independent accountants to audit the financial statements for the fiscal year ending December 31, 2001, subject to stockholder approval. This firm has audited the financial statements of the Company and its predecessors since 1929. Although neither the Restated Certificate of Incorporation and By-laws nor the General Corporation Law of the State of Delaware, the state of incorporation, requires the election or approval of the selection of independent accountants, the Board of Directors desires that the selection of independent accountants be approved by the stockholders. Such designation of PricewaterhouseCoopers LLP will be submitted to the Annual Meeting for confirmation or rejection, and, in the absence of contrary direction, it is intended that Proxies in the accompanying form will be voted in favor of confirmation. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

     If this proposal is not approved by a majority of the shares entitled to vote at the Annual Meeting present in person or by proxy, the appointment of the independent accountants will be reevaluated by the Board of Directors. However, due to the difficulty and expense of making any substitution of accountants long after the beginning of the current year, it is contemplated that the appointment for the fiscal year ending December 31, 2001, will be permitted to stand unless the Board finds other good reasons for making a change. The Board will then make an independent business judgment as to whether to seek new independent accountants for the fiscal year ending 2002.

     The Audit Committee of the Company's Board of Directors, at its meeting held on November 16, 2000, reviewed and approved the fee estimate for the annual audit of the Company's fiscal 2000 financial statements and, taking into consideration the possible effect of non-audit services on the accountants' independence, also approved the type of non-audit services to be rendered in such year.

     The Board of Directors unanimously recommends that the stockholders vote FOR this proposal.

OTHER MATTERS

     The cost of this solicitation of Proxies will be borne by the Company. In addition to solicitation by use of mail, employees of the Company may solicit Proxies personally or by telephone or facsimile but will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send Proxies and Proxy materials to their principals and the Company may reimburse them for their expense in so doing. The Company has retained Morrow & Co. to assist in the solicitation at a cost that is not expected to exceed $10,000 plus reasonable out-of-pocket expenses.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2002 ANNUAL MEETING OF STOCKHOLDERS

     If a stockholder of the Company wishes to submit a proposal for consideration at the 2002 Annual Meeting of Stockholders, such proposal must be received at the executive offices of the Company no later than November 21, 2001, to be considered for inclusion in the Company's Proxy Statement and Proxy Card relating to the 2002 Annual Meeting. Although a stockholder proposal received after such date will not be entitled to inclusion in the Company's Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2002 Annual Meeting in accordance with the Company's By-laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the Meeting. In the event that the Company gives less than 70 days notice of the Meeting date to stockholders, the stockholder must give notice of the proposal within ten days after the mailing of notice or announcement of the Meeting date. The 2002 Annual Meeting will be held on April 30, 2002. In order to nominate a candidate for election as a Director at the 2002 Annual Meeting, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 24, 2002.

HARSCO CORPORATION

/s/ Paul C. Coppock
Paul C. Coppock
Senior Vice President,
Chief Administrative Officer,
General Counsel and Secretary
March 21, 2001

                                                                      APPENDIX A

                               HARSCO CORPORATION
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I. MISSION STATEMENT

     The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports provided by the Corporation; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are:

     - Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company.

     - Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company.

     - Overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policy.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II. ORGANIZATION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have financial management expertise. Such qualifications will be determined by the Board of Directors in its sole judgment.

     The Chairman of the Board shall submit his recommendation for the appointment of members of the Committee and the Chairman of the Committee. The Board shall elect the members and Chairman of the Committee at the annual organizational meeting of the Board to serve until the next annual organizational meeting or until their successors shall be duly elected and qualified.

III. MEETINGS

     The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Committee will fully discuss with management any questions which it may have regarding matters within the scope of its responsibilities. As part of its job to foster open communication, the Committee shall be empowered to request private conversations with the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Chairman of the Committee or a member of the Committee designated by the Chairman, shall meet with management and the independent accountants quarterly to review the financial and legal matters of the Corporation.

IV. RESPONSIBILITIES AND DUTIES

     The Audit Committee shall report Committee actions to the full Board of Directors and may make appropriate recommendations. To fulfill its responsibilities and duties, the Audit Committee shall:

  Documents/Reports Review

 1. Review and update this Charter annually, or as conditions dictate.

 2. Review the annual financial statements with financial management and the independent accountants prior to their filing with the Securities and Exchange Commission.

 3. Review the interim quarterly financial statements with management before they are filed with the Securities and Exchange Commission. The Chairman of the Committee or a member of the Committee designated by the Chairman may represent the entire Committee for purposes of this review.

 4. Review the regular internal reports to management prepared by the internal auditing department and management's response.

INDEPENDENT ACCOUNTANTS

 5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. Review the independent accountant's written statement delineating its relationship with the Corporation.

 6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

 7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

FINANCIAL REPORTING PROCESSES

 8. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

 9. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

PROCESS IMPROVEMENT

10. Following completion of the annual audit, review with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

11. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

INTERNAL CONTROL FRAMEWORK, CODE OF CONDUCT, AND LEGAL COMPLIANCE

12. Evaluate whether management is setting the appropriate tone at the top by communicating the importance of the Harsco Internal Control Framework and ensuring that all individuals possess an understanding of their roles and responsibilities.

13. Review periodically the Harsco Code of Conduct and ensure that management has established a system to enforce this Code.

14. Review activities, organizational structure, and qualifications of the internal audit department.

15. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

16. Review, with the organization's counsel, any legal matter that could have a significant impact on the Corporation.

17. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY
THE UNDERSIGNED  STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED
FOR PROPOSALS 1, 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
PROPOSALS
1, 2 AND 3.

Please mark            |__|
your votes as
indicated in
this example

1. ELECTION OF DIRECTORS

                                FOR all nominees
                               listed to the right
                            (except as marked to the
                                    contrary)

                                      |__|

                                    WITHHOLD
                                    AUTHORITY
                            to vote for all nominees
                              listed to the right

                                      |__|

                 NOMINEES: 01 J.I. Scheiner and 02 R.C. Wilburn

               (INSTRUCTION: To withhold authority to vote for any
              individual nominee, write that nominee's name in the
                             space provided below.)

              ----------------------------------------------------


2.    APPROVAL OF A PROPOSED AMENDMENT TO THE
      1995 EXECUTIVE INCENTIVE COMPENSATION
      PLAN.

      FOR          AGAINST        ABSTAIN

      |__|          |__|            |__|


3.    APPOINTMENT OF  PRICEWATERHOUSECOOPERS  LLP AS THE
      INDEPENDENT ACCOUNTANTS OF THE COMPANY.

      FOR            AGAINST           ABSTAIN
      |__|            |__|              |__|

"By  checking  the box to the  right,  I  consent  to future              |__|
access of the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services, Ridgefield Park NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.
Please disregard if you have previously provided your consent decision."

PLEASE MARK,  SIGN, DATE, AND RETURN THIS
PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

Signature_________________      Signature_________________
Date____________

Please sign exactly as name appears above When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                     Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------------------------------------------------------
                                    Internet
                         http://www.proxyvoting.com/hsc

Use the  Internet  to vote your  proxy.  Have your  proxy  card in hand when you
access the web site. You will be prompted to enter your control number, located
in the box below, to create and submit an electronic ballot.
--------------------------------------------------------------------------------

                                       OR

--------------------------------------------------------------------------------
                                    Telephone
                                 1-800-840-1208

Use any  touch-tone  telephone to vote your proxy.  Have your proxy card in hand
when you call. You will be prompted to enter your control number, located in the
box below, and then follow the directions given.
--------------------------------------------------------------------------------

                                       OR

--------------------------------------------------------------------------------
                                      Mail

                               Mark, sign and date
                                 your proxy card
                                       and
                                return it in the
                              enclosed postage-paid
                                    envelope.
--------------------------------------------------------------------------------

               If you vote your proxy by Internet or by telephone,
                  you do NOT need to mail back your proxy card.

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               HARSCO CORPORATION

      The undersigned  hereby appoints J.J.  Jasinowski,  C.F.  Scanlan and
A.J.
Sordoni, III proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side and otherwise in their discretion, all the shares of stock of
Harsco Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 24, 2001 or any adjournment thereof.


     (Continued, and to be marked, dated and signed on the other side which also includes instructions on how to vote by Internet or telephone.)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                     [ICON]        Annual
                                   Meeting of
                                   Stockholders

                                   April 24, 2001 10:00 a.m.

                                   The Radisson Penn Harris
                                   Hotel and Convention Center
                                   Routes 11 and 15 at Erford Road
                                   Camp Hill, Pennsylvania